Exhibit 99.2

For Immediate Release

Thomas Taggart

(415) 765-2249

thomas.taggart@unionbank.com

Daniel W. Weidman

(213) 236-4050

daniel.weidman@unionbank.com

UNIONBANCAL CORPORATION TO ACQUIRE

PACIFIC CAPITAL BANCORP

Combination to Substantially Enhance California Central Coast Presence

SAN FRANCISCO, March 12, 2012 – UnionBanCal Corporation (UNBC) and its primary subsidiary, Union Bank, N.A. (Union Bank), today announced that UNBC has entered into a definitive agreement to acquire Pacific Capital Bancorp (NASDAQ: PCBC), a bank holding company headquartered in Santa Barbara, California, for $46 per share in cash. The acquisition, which requires approval from banking regulators and subject to other customary closing conditions, is expected to be completed in the fourth quarter of 2012. Following entry by the companies into the agreement, SB Acquisition Company LLC, the holder of approximately 75 percent of the outstanding shares of common stock of Pacific Capital Bancorp, delivered to Pacific Capital Bancorp its action by written consent adopting and approving the agreement.

By acquiring Pacific Capital Bancorp and its primary bank operations, Santa Barbara Bank & Trust, N.A., Union Bank will expand its geographic footprint to important areas of the Central Coast. Union Bank will become the leading bank in the Santa Barbara Metropolitan Statistical Area (MSA), fourth in the Oxnard-Thousand Oaks MSA, fourth in the Salinas-Carmel MSA and a top five bank in other Central Coast MSAs. This acquisition will strengthen Union Bank’s ability to serve customers through greater scale and distribution in community banking, consumer, commercial and small business lending, and wealth management.

The transaction values Pacific Capital Bancorp at approximately 1.6 times adjusted tangible book value, and reflects the unique strategic value of this acquisition to Union Bank and the opportunity to realize significant operating synergies. Pacific Capital Bancorp’s tangible book value is expected to increase significantly upon the close of the transaction from tax-related assets and an increase in the value of the loan portfolio.

Union Bank President and Chief Executive Officer Masashi Oka said, “We are excited about the opportunity to acquire Pacific Capital Bancorp and Santa Barbara Bank & Trust. This allows us to extend our community-focused banking services to customers in the vitally important Santa Barbara and Central Coast regions.”

Mr. Oka added, “As a responsible California-based bank that has provided services to Californians for nearly 150 years, our approach and focus on long-term customer and community relationships will be a perfect fit with Pacific Capital Bancorp. Santa Barbara and the Central Coast are very attractive regions for banking and wealth management services, and represent an important geographic expansion for Union Bank. We look forward to working with the employees of Santa Barbara Bank & Trust.”

“This transaction is confirmation of the significant achievements over the past 18 months of the entire team at Santa Barbara Bank & Trust, an outstanding community bank franchise,” said Pacific Capital Bancorp Chief Executive Officer Carl B. Webb. “We have joined forces with a strong, stable financial services organization that shares our vision of community-based banking. The combination of our two organizations ensures that our local customers and communities will continue to be well served in the future by a responsible, high quality bank with significant capabilities and convenience throughout California.”

UnionBanCal Corporation has engaged Morgan Stanley & Co., LLC as its financial advisor in connection with this acquisition. Its legal advisor is Sullivan & Cromwell LLP. Pacific Capital Bancorp engaged Wachtell, Lipton, Rosen & Katz as its legal advisor for this transaction. Sandler O’Neill + Partners provided a fairness opinion to Pacific Capital Bancorp’s Board of Directors.

An investor presentation for this transaction is available at (web hyperlink)

About UnionBanCal Corporation & Union Bank, N.A.

Headquartered in San Francisco, UnionBanCal Corporation is a financial holding company with assets of $89.7 billion at December 31, 2011. Its primary subsidiary, Union Bank, N.A., is a full-service commercial bank providing an array of financial services to individuals, small businesses, middle-market companies, and major corporations. The bank operated 414 branches in California, Washington, Oregon, Texas and New York, as well as two international offices, on December 31, 2011. UnionBanCal Corporation is a wholly-owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is a subsidiary of Mitsubishi UFJ Financial Group, Inc. Union Bank is a proud member of the Mitsubishi UFJ Financial Group (MUFG, NYSE:MTU), one of the world’s largest financial organizations. Visit www.unionbank.com for more information.

About Pacific Capital Bancorp & Santa Barbara Bank & Trust, N.A.

Pacific Capital Bancorp, with $5.9 billion in assets, is the parent company of Santa Barbara Bank & Trust, N.A., a nationally chartered bank headquartered in Santa Barbara which operates 47 branches in eight California counties on the Central Coast of California. SBB&T provides a full line-up of community banking, commercial banking, and trust and wealth management products and services. The Company’s website, including investor relations information, can be found at www.pcbancorp.com; SBB&T’s website, including products and services information and branch locations, can be found at www.sbbt.com.

Cautionary Statement Concerning Forward-Looking Information

This document includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words “believe,” “continue,” “expect,” “target,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” There are numerous risks and uncertainties that could and will cause actual results to differ materially from those discussed in UNBC’s forward-looking statements. Many of these factors are beyond UNBC’s ability to control or predict and could have a material adverse effect on UNBC’s financial condition, results of operations and/or prospects. Such risks and uncertainties include, but are not limited to uncertainties as to the timing of completion of the proposed acquisition, the possibility that various closing conditions (including regulatory approval) for the proposed transaction may not be satisfied at all or in a timely manner or waived, UNBC’s ability to retain key employees and other risks and uncertainties discussed in UNBC’s public filings with the SEC. All forward-looking statements included in this document are based on information available at the time of such document, and UNBC assumes no obligation to update any forward-looking statement.

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